Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark E. Ties
XATA Corporation
952-707-5600
mark.ties@xata.com
XATA SECURES $5 MILLION INVESTMENT FROM TRIDENT CAPITAL
Investment Allows Company To Achieve Compliance With Nasdaq Listing Standards
MINNEAPOLIS, September 21, 2005—XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that it has closed on a $5.0 million investment by Trident Capital. Trident Capital is an existing investor in the Company and has $1.6 billion in capital under management focusing on information services and enterprise software.
As previously announced the Company received on August 26, 2005, a letter from The Nasdaq Listing Qualification Staff (“Nasdaq”), notifying the Company that it was not in compliance with Marketplace Rule 4310 (c) (2) (B) (the “Rule”). This Rule requires the company to have a minimum $35 million in market value of listed securities, $2.5 million in shareholders’ equity, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq informed the Company that it would be provided 30 calendar days, or until September 26, 2005, to regain compliance with the Rule.
The additional $5.0 million in capital the Company has raised through this transaction has increased the Company’s shareholders’ equity balance as follows on a pro forma basis:

	June 30, 2005	Pro Forma
	Balance Per 10-Q Filing	June 30, 2005 Balance
Shareholders’ equity	$2,261,090	$7,301,715

“Nasdaq has advised us that it will continue to monitor our ongoing compliance with the shareholders’ equity requirement and, if at the time of our next SEC filing we meet the compliance requirement this matter will be closed. If our next SEC report does not show compliance we may be subject to delisting,” said Mark E. Ties, Chief Financial Officer of XATA. “We believe that with the completion of this transaction with Trident Capital we meet the Nasdaq Marketplace listing requirements.”

About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 40,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. These forward-looking statements involve a number of risks and uncertainties. Actual results may differ materially.